Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Great American Group, Inc. on Form S-4, Amendment No. 1 (File No. 333-159644) of our report dated May 30, 2009 with respect to our audits of the consolidated financial statements of Great American Group, LLC and Subsidiaries as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, which report appears in the prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such prospectus.

/s/ Marcum LLP

Marcum LLP
(formerly Marcum & Kliegman LLP)
New York, New York
June 19, 2009